Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-135359, 333-79811, 333-130273, 333-117356, 333-64402, 333-41970, 333-81315, 333-28859) of IBERIABANK Corporation of our report dated November 21, 2006, with respect to the consolidated financial statements of Pocahontas Bancorp, Inc. and Subsidiaries as of September 30, 2006 and for the year ended September 30, 2006 included in this Current Report on Form 8-K of IBERIABANK Corporation, filed with the Securities and Exchange Commission.

/s/ Kraft CPAs PLLC

Nashville, Tennessee

February 6, 2007